Exhibit 99.1

PRESS RELEASE

Majesco to Acquire InsPro Technologies

Extending capability, scale and expertise serving customers in the growing U.S. based Life and Annuity technology segment

Morristown, NJ – January 30, 2020 – Majesco (NASDAQ: MJCO), a global leader of cloud insurance software solutions for insurance business transformation, announced today that it has entered into a merger agreement for the acquisition of InsPro Technologies Corporation (OTCBB: ITCC), a U.S. based software leader in the life and annuity insurance market.

The InsPro Enterprise platform is an insurance administration and marketing system that supports group and individual business lines, and efficiently processes agent, direct market, worksite and web site generated business. InsPro Technologies processes over 15 million policies for some of the leading blue chip insurance carriers and third party administrators in the United States, including several customers who process more than a million policies each.

Headquartered near Philadelphia, PA, InsPro Technologies brings a team of over 50 dedicated employees with deep experience in the accident & health, long term care, Medicare supplement, life and annuity market segments. The acquisition will strengthen and expand Majesco’s domain depth in voluntary, group, voluntary benefits, and worksite markets that will enable successful digital transformation journeys for insurers.

“The InsPro team brings years of experience and amazing talent to the global Majesco team. Together, we’ll focus on bridging customers to the new world with continuous software innovation that help them take advantage of the market growth opportunities in today’s insurance experience with cloud and digital transformation,” said Adam Elster, CEO of Majesco.

Industry veteran, John Heidelberger, InsPro Technologies’ Customer Delivery Leader said, “We are delighted to join the Majesco family. We looked long and hard for a partner that shared our view of the digital future for group and individual insurance lines. As a former insurance industry CIO and long term practitioner, I’m confident our line of business policy processing experience coupled with Majesco’s significant investments in digital solutions will allow us to offer our combined customer base a wider selection of solutions while providing even greater career opportunities for our committed team.”

The transaction is structured as a cash for stock merger and is subject to customary closing conditions, including InsPro Technologies’ stockholder approval. The transaction is expected to close in April 2020. Majesco intends to finance the total consideration in the transaction of approximately $12 million, subject to adjustments (including for cash and certain debt of InsPro Technologies), through available cash.

Nomura Securities International, Inc. and Morgan, Lewis & Bockius LLP represented InsPro Technologies and Needham & Company, LLC and Sheppard, Mullin, Richter & Hampton LLP represented Majesco in the acquisition.

Conference Call and Webcast Information

Majesco management will host a previously-announced live teleconference at 5:00 p.m. ET on Monday, February 3, 2020 to review fiscal 2020 third quarter financial results, discuss the proposed transaction, and business outlook. Anyone interested in participating can dial 855-327-6837 if calling from the U.S., or 631-891-4304 if dialing internationally. A replay will be available until Monday, February 17, 2020, which can be accessed by dialing 844-512-2921 within the U.S. and 412-317-6671 if dialing internationally. Please use passcode 10008458 to access the replay. In addition, the call will be webcast and will be available on the company’s website at www.majesco.com or by clicking here.

About Majesco

Majesco (NASDAQ: MJCO) provides technology, expertise, and leadership that helps insurers modernize, innovate and connect to build the future of their business – and the future of insurance – at speed and scale. Our platforms connect people and businesses to insurance in ways that are innovative, hyper-relevant, compelling and personal.  Over 200 insurance companies worldwide in P&C, L&A and Group Benefits are transforming their businesses by modernizing, optimizing or creating new business models with Majesco. Majesco’s market-leading solutions include CloudInsurer® P&C Core Suite (Policy, Billing, Claims); CloudInsurer® LifePlus Solutions (AdminPlus, AdvicePlus, IllustratePlus, DistributionPlus); CloudInsurer® L&A and Group Core Suite (Policy, Billing, Claims); Digital1st Insurance™ with Digital1st eConnect™, Digital1st EcoExchange™ and Digital1st Platform™ – a cloud-native, microservices and open API platform; Distribution Management, Data and Analytics and an Enterprise Data Warehouse. For more details on Majesco, please visit www.majesco.com.

About InsPro Technologies

InsPro Technologies Corporation (OTCBB: ITCC) offers InsPro Enterprise, an end-to-end, web-based policy administration system used by insurance carriers and third-party administrators. By managing the entire product and policy lifecycle on a single integrated platform, customers are afforded opportunities to accelerate new product introductions, lower costs, increase customer satisfaction and improve operational performance. InsPro’s solutions are offered through standard software licensing, as a hosted solution, or via Software as a Service (SaaS) delivery.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in reports that Majesco and InsPro Technologies file from time to time with the Securities and Exchange Commission (the “SEC”) and which you should review, including those statements under “Item 1A – Risk Factors” in the Annual Reports on Form 10-K of Majesco and InsPro Technologies, as may be amended by their Quarterly Reports on Form 10-Q.

Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the following: (i) the expected timeframe for completing the merger; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iii) the risk that one or more of the conditions to closing of the merger may not be satisfied, including, without limitation, the approval of the merger by InsPro Technologies’ stockholders; (iv) the risk of disruptions to current plans and operations, increased operating costs and the potential difficulties in maintaining customer, supplier, employee, operational and strategic relationships as a result of the announcement and consummation of the merger or otherwise; (v) adverse results in any legal proceedings that may be instituted against InsPro Technologies, Majesco, their respective affiliates or others following announcement of the merger; (vi) the risk that unexpected costs will be incurred in connection with the merger; (vii) the risk that the projected value creation and efficiencies from the merger will not be realized, or will not be realized within the anticipated time period; (viii) Majesco’s ability to promptly, efficiently and effectively integrate InsPro Technologies’ operations into those of the combined company; (ix) working capital needs; (x) continued compliance with government regulations; (xi) labor practices; (xii) the combined company’s ability to achieve increased market acceptance for its product and service offerings and penetrate new markets; and (xii) the possibility that InsPro Technologies or Majesco may be adversely affected by other economic, business and/or competitive factors, including rapidly changing customer preferences and trends.

Additional information concerning these and other factors can be found in Majesco’s and InsPro Technologies’ filings with the SEC, including Majesco’s and InsPro Technologies’ most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in the proxy statement to be filed by InsPro Technologies in connection with the proposed transaction. These forward-looking statements should not be relied upon as predictions of future events and neither Majesco nor InsPro Technologies can assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. Readers should not regard these statements as a representation or warranty by Majesco or InsPro Technologies or any other person that these objectives and plans will be achieved in any specified timeframe, or at all. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Majesco and InsPro Technologies are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by applicable law.

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

In connection with the proposed transaction between Majesco and InsPro Technologies, Majesco and InsPro Technologies intend to file relevant materials with the SEC, including a proxy statement of InsPro Technologies, and a definitive proxy statement will be mailed to InsPro Technologies stockholders when it becomes available. Majesco and InsPro Technologies will each also file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INSPRO TECHNOLOGIES, MAJESCO AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of proxy statement (when it becomes available) and other documents filed with the SEC (when they become available) by Majesco or InsPro Technologies through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by InsPro Technologies will be available free of charge on InsPro Technologies’ website at https://www.inspro.com/ or by contacting Anthony R. Verdi, Chief Executive Officer, InsPro Technologies Corporation, at 1510 Chester Pike, Suite 400 Baldwin Tower, Eddystone, PA 19022 or by e-mail at info@inspro.com. Copies of documents filed with the SEC by Majesco will also be available free of charge on Majesco’s website at http://www.Majesco.com/ or by contacting Lori Stanley, General Counsel, 412 Mount Kemble Avenue, Suite 110C, Morristown, NJ 07960, or by e-mail at lori.stanley@majesco.com.

PARTICIPANTS IN SOLICITATION

This communication is not a solicitation of a proxy from any investor or security holder. However, Majesco, InsPro Technologies, their respective directors and certain of their respective executive officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATIONS, INCLUDING INSPRO TECHNOLOGIES’ AND MAJESCO’S DIRECTORS AND EXECUTIVE OFFICERS, AND A MORE COMPLETE DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS IN THE PROPOSED TRANSACTION, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS TO BE FILED BY INSPRO TECHNOLOGIES AND MAJESCO WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE. These documents can be obtained free of charge from the respective sources indicated above.

This communication does not constitute the solicitation of any vote or approval.

Contacts

Glenn Westlake
Vice President, Strategic Marketing
+1 920 410 0246

glenn.westlake@majesco.com